CRAWFORD INVESTMENT COUNSEL, INC.


                       PROXY VOTING POLICY AND GUIDELINES




     Crawford  Investment   Counsel,   Inc.  recognizes  its  responsibility  as
fiduciary of its clients' portfolios. As fiduciary, it is our policy to act solely in the best interests of our clients and their beneficiaries. In matters of proxy voting, we take several steps to ensure that we are acting in such best interests:

          1.   A case by case review of non-routine votes is made.

          2. An outside, independent source may be consulted on matters of complexity.

          3.   Records of past votes are kept and can be reviewed if necessary.

          4. Routine matters are generally voted with management unless such a vote is not in the best interests of the shareholders.

     These guidelines are designed to ensure an unbiased review of each shareholder vote and ultimately to produce a vote that is motivated solely by the best interests of our clients.

     By adhering to these guidelines, the firm avoids material conflicts between its interests and those of its clients with respect to proxy voting. Clients may request copies of specific proxies voted on their behalf at any time from the firm.